UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.     )*

Sunrun Inc.

(Name of Issuer)

Common Stock, par value $0.0001 per share

(Title of Class of Securities)

86771W105

(CUSIP Number)

October 8, 2020

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 86771W105	13G	Page 2 of 22

1.	Name of Reporting Persons: Blackstone Capital Partners VI L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 12,277,503
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 12,277,503
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 12,277,503
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 6.2%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 86771W105	13G	Page 3 of 22

1.	Name of Reporting Persons: Blackstone VNT Co-Invest L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 3,944,216
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 3,944,216
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 3,944,216
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 2.0%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 86771W105	13G	Page 4 of 22

1.	Name of Reporting Persons: Blackstone Family Investment Partnership VI L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 6,217
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 6,217
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 6,217
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): Less than 0.1%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 86771W105	13G	Page 5 of 22

1.	Name of Reporting Persons: Blackstone Family Investment Partnership VI-ESC L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 74,732
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 74,732
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 74,732
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): Less than 0.1%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 86771W105	13G	Page 6 of 22

1.	Name of Reporting Persons: Blackstone Management Associates VI L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 16,221,719
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 16,221,719
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 16,221,719
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 8.2%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 86771W105	13G	Page 7 of 22

1.	Name of Reporting Persons: BMA VI L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 16,221,719
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 16,221,719
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 16,221,719
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 8.2%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 86771W105	13G	Page 8 of 22

1.	Name of Reporting Persons: BCP VI Side-by-Side GP L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 80,949
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 80,949
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 80,949
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): Less than 0.1%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 86771W105	13G	Page 9 of 22

1.	Name of Reporting Persons: Blackstone Holdings III L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Quebec, Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 16,302,668
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 16,302,668
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 16,302,668
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 8.3%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 86771W105	13G	Page 10 of 22

1.	Name of Reporting Persons: Blackstone Holdings III GP L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 16,302,668
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 16,302,668
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 16,302,668
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 8.2%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 86771W105	13G	Page 11 of 22

1.	Name of Reporting Persons: Blackstone Holdings III GP Management L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 16,302,668
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 16,302,668
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 16,302,668
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 8.3%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 86771W105	13G	Page 12 of 22

1.	Name of Reporting Persons: The Blackstone Group Inc.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 16,302,668
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 16,302,668
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 16,302,668
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 8.3%
12.	Type of Reporting Person (See Instructions): CO

CUSIP No. 86771W105	13G	Page 13 of 22

1.	Name of Reporting Persons: Blackstone Group Management L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 16,302,668
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 16,302,668
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 16,302,668
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 8.3%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 86771W105	13G	Page 14 of 22

1.	Name of Reporting Persons: Stephen A. Schwarzman
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 16,302,668
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 16,302,668
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 16,302,668
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 8.3%
12.	Type of Reporting Person (See Instructions): IN

Item 1.	(a). Name of Issuer

Sunrun Inc. (the “Issuer”)

(b). Address of Issuer’s Principal Executive Offices:

225 Bush Street, Suite 1400

San Francisco, California 94104

Item 2(a).	Name of Person Filing

Item 2(b).	Address of Principal Business Office

Item 2(c).	Citizenship

Each of the following is hereinafter individually referred to as a “Reporting Person” and collectively as the “Reporting Persons.” This statement is filed on behalf of:

(i)	Blackstone Capital Partners VI L.P.

c/o The Blackstone Group Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(ii)	Blackstone VNT Co-Invest L.P.

c/o The Blackstone Group Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(iii)	Blackstone Family Investment Partnership VI L.P.

c/o The Blackstone Group Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(iv)	Blackstone Family Investment Partnership VI-ESC L.P.

c/o The Blackstone Group Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(v)	Blackstone Management Associates VI L.L.C.

c/o The Blackstone Group Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(vi)	BMA VI L.L.C.

c/o The Blackstone Group Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(vii)	BCP VI Side-by-Side GP L.L.C.

c/o The Blackstone Group Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(viii)	Blackstone Holdings III L.P.

c/o The Blackstone Group Inc.

345 Park Avenue

New York, NY 10154

Citizenship: Quebec, Canada

(ix)	Blackstone Holdings III GP L.P.

c/o The Blackstone Group Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(x)	Blackstone Holdings III GP Management L.L.C.

c/o The Blackstone Group Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xi)	The Blackstone Group Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xii)	Blackstone Group Management L.L.C.

c/o The Blackstone Group Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xiii)	Stephen A. Schwarzman

c/o The Blackstone Group Inc.

345 Park Avenue

New York, NY 10154

Citizenship: United States

Blackstone Capital Partners VI L.P. directly holds 12,277,503 shares of Common Stock, Blackstone VNT Co-Invest L.P. directly holds 3,944,216 shares of Common Stock, Blackstone Family Investment Partnership VI L.P. directly holds 6,217 shares of Common Stock, and Blackstone Family Investment Partnership VI-ESC directly holds 74,732 shares of Common Stock (collectively, the “Blackstone Funds”).

The general partner of Blackstone Capital Partners VI L.P. and Blackstone VNT Co-Invest L.P. is Blackstone Management Associates VI L.P. The sole member of Blackstone Management Associates VI L.L.C. is BMA VI L.L.C. The general partner of Blackstone Family Investment Partnership VI L.P. and Blackstone Family Investment Partnership VI-ESC L.P is BCP VI Side-by-Side GP L.L.C. Blackstone Holdings III L.P. is the managing member of BMA VI L.L.C. and the sole member of BCP VI Side-by-Side GP L.L.C. Blackstone Holdings III GP L.P. is the general partner of Blackstone Holdings III L.P. Blackstone Holdings III GP Management L.L.C. is the general partner of Blackstone Holdings III GP L.P. The Blackstone Group Inc. is the sole member of Blackstone Holdings III GP Management L.L.C. The sole holder of the Class C common stock of The Blackstone Group Inc. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly-owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman.

Each such Reporting Person may be deemed to beneficially own the shares of Common Stock (as defined below) beneficially owned by the Blackstone Funds directly or indirectly controlled by it or him, but neither the filing of this Schedule 13G nor any of its contents shall be deemed to constitute an admission that any Reporting Person (other than the Blackstone Funds to the extent they directly hold Common Stock) is the beneficial owner of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Act”), or for any other purpose and each of the Reporting Persons expressly disclaims beneficial ownership of such shares. The filing of this statement should not be construed to be an admission that any member of the Reporting Persons are members of a “group” for the purposes of Sections 13(d) and 13(g) of the Act.

Item 2(d).	Title of Class of Securities:

Common Stock, par value $0.0001 per share (the “Common Stock”).

Item 2(e).	CUSIP Number:

86771W105

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.	Ownership.

(a)	Amount beneficially owned:

Calculations of the percentage of shares of Common Stock beneficially owned assume 197,018,469 shares of Common Stock outstanding upon the closing of the merger on October 8, 2020, as described in the Form S-4/A filed by the Issuer with the Securities and Exchange Commission on September 1, 2020. Each of the Reporting Persons may be deemed to be the beneficial owner of the shares of Common Stock listed on such Reporting Person’s cover page.

As of the date hereof, Blackstone Capital Partners VI L.P. directly holds 12,277,503 shares of Common Stock, Blackstone VNT Co-Invest L.P. directly holds 3,944,216 shares of Common Stock, Blackstone Family Investment Partnership VI L.P. directly holds 6,217 shares of Common Stock, and Blackstone Family Investment Partnership VI-ESC directly holds 74,732 shares of Common Stock.

As of October 8, 2020, Blackstone Capital Partners VI L.P. directly held 18,302,287 shares of Common Stock, Blackstone VNT Co-Invest L.P. directly held 5,879,710 shares of Common Stock, Blackstone Family Investment Partnership VI L.P. directly held 9,267 shares of Common Stock, and Blackstone Family Investment Partnership VI-ESC directly held 111,404 shares of Common Stock.

(b)	Percent of class:

As of the date hereof, each of the Reporting Persons may be deemed to be the beneficial owner of the percentage of shares of Common Stock listed on such Reporting Person’s cover page.

(c)	Number of Shares as to which the Reporting Person has:

(i) Sole power to vote or to direct the vote:

See each cover page hereof.

(ii) Shared power to vote or to direct the vote:

See each cover page hereof.

(iii) Sole power to dispose or to direct the disposition of:

See each cover page hereof.

(iv) Shared power to dispose or to direct the disposition of:

See each cover page hereof.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:  ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not Applicable.

Item 10.	Certification.

Each of the Reporting Persons hereby makes the following certification:

By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: October 19, 2020

BLACKSTONE CAPITAL PARTNERS VI L.P.
By: Blackstone Management Associates VI L.L.C., its general partner
By: BMA VI L.L.C., its sole member:
By: Blackstone Holdings III L.P., its managing member
By: Blackstone Holdings III GP L.P., its general partner
By: Blackstone Holdings III GP Management L.L.C., its general partner

By:	/s/ Tabea Y. Hsi
Name: Tabea Y. Hsi
Title: Managing Director

BLACKSTONE VNT CO-INVEST L.P.
By: Blackstone Management Associates VI L.L.C., its general partner
By: BMA VI L.L.C., its sole member
By: Blackstone Holdings III L.P., its managing member
By: Blackstone Holdings III GP L.P., its general partner
By: Blackstone Holdings III GP Management L.L.C., its general partner

By:	/s/ Tabea Y. Hsi
Name: Tabea Y. Hsi
Title: Managing Director

BLACKSTONE FAMILY INVESTMENT PARTNERSHIP VI L.P.
By: BCP VI Side-by-Side GP L.L.C., its general partner
By: Blackstone Holdings III L.P., its sole member
By: Blackstone Holdings III GP L.P., its general partner
By: Blackstone Holdings III GP Management L.L.C., its general partner

By:	/s/ Tabea Y. Hsi
Name: Tabea Y. Hsi
Title: Managing Director

BLACKSTONE FAMILY INVESTMENT PARTNERSHIP VI-ESC L.P.
By: BCP VI Side-by-Side GP L.L.C., its general partner
By: Blackstone Holdings III L.P., its sole member
By: Blackstone Holdings III GP L.P., its general partner
By: Blackstone Holdings III GP Management L.L.C., its general partner

By:	/s/ Tabea Y. Hsi
Name: Tabea Y. Hsi
Title: Managing Director

[Sunrun Inc. – Schedule 13G]

BLACKSTONE MANAGEMENT ASSOCIATES VI L.L.C.
By: BMA VI L.L.C., its sole member
By: Blackstone Holdings III L.P., its managing member
By: Blackstone Holdings III GP L.P., its general partner
By: Blackstone Holdings III GP Management L.L.C., its general partner

By:	/s/ Tabea Y. Hsi
Name: Tabea Y. Hsi
Title: Managing Director

BMA VI L.L.C.
By: Blackstone Holdings III L.P., its managing member
By: Blackstone Holdings III GP L.P., its general partner
By: Blackstone Holdings III GP Management L.L.C., its general partner

By:	/s/ Tabea Y. Hsi
Name: Tabea Y. Hsi
Title: Managing Director

BCP VI SIDE-BY-SIDE GP L.L.C.
By: Blackstone Holdings III L.P., its sole member
By: Blackstone Holdings III GP L.P., its general partner
By: Blackstone Holdings III GP Management L.L.C., its general partner

By:	/s/ Tabea Y. Hsi
Name: Tabea Y. Hsi
Title: Managing Director

BLACKSTONE HOLDINGS III L.P.
By: Blackstone Holdings III GP L.P., its general partner
By: Blackstone Holdings III GP Management L.L.C., its general partner

By:	/s/ Tabea Y. Hsi
Name: Tabea Y. Hsi
Title: Managing Director

BLACKSTONE HOLDINGS III GP L.P.
By: Blackstone Holdings III GP Management L.L.C., its general partner

By:	/s/ Tabea Y. Hsi
Name: Tabea Y. Hsi
Title: Managing Director

BLACKSTONE HOLDINGS III GP MANAGEMENT L.L.C.

By:	/s/ Tabea Y. Hsi
Name: Tabea Y. Hsi
Title: Managing Director

[Sunrun Inc. – Schedule 13G]

THE BLACKSTONE GROUP INC.

By:	/s/ Tabea Y. Hsi
Name: Tabea Y. Hsi
Title: Managing Director

BLACKSTONE GROUP MANAGEMENT L.L.C.

By:	/s/ Tabea Y. Hsi
Name: Tabea Y. Hsi
Title: Managing Director

STEPHEN A. SCHWARZMAN

By:	/s/ Stephen A. Schwarzman
Name: Stephen A. Schwarzman

[Sunrun Inc. – Schedule 13G]

EXHIBIT LIST

Exhibit A	Joint Filing Agreement, dated October 19, 2020, among the Reporting Persons (filed herewith).